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As filed with the Securities and Exchange Commission on August 11, 2004

REGISTRATION NO. 333-114606

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SYS
(Name of small business issuer in its charter)

California	8711	95-2467354
(State or other Jurisdiction of Incorporation or Organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5050 Murphy Canyon Road, Suite 200
San Diego, California 92123
(858) 715-5500
(Address and telephone number of principal executive offices and principal place of business)

Edward M. Lake, Chief Financial Officer
SYS
5050 Murphy Canyon Road, Suite 200
San Diego, California 92123
(858) 715-5500
(Name, address and telephone number of agent for service)

Copies to:
Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, CA 92101
(619) 236-1414
(619) 232-8311 (fax)

Approximate date of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the securities act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Shares of common stock, no par value(2)	3,320,999	$2.50	$8,302,498	$47.67

Total(3)	3,320,999	$2.50	$8,302,498	$47.67

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-the-Counter Bulletin Board on May 27, 2004.

(2)
Represents 1,000,005 shares of common stock and an additional 727,283 shares of common stock issuable upon the conversion of outstanding convertible notes pursuant to a recently completed private offering. Also represented are 697,973 shares of common stock and 592,861 shares of common stock issuable upon the conversion of outstanding convertible notes issued pursuant to the Agreement and Plan of Merger between Polexis, Inc. and the Company dated March 31, 2004. Also represented are 302,877 shares of common stock held by C-Cubed Corporation.

(3)
Pursuant to Rules 416 and 457 under the Securities Act of 1933, additional shares as may be issuable pursuant to the anti-dilution provisions of the convertible notes are also being registered.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents. Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

        Our Articles of Incorporation, as amended, eliminate the personal liability of directors of the Company for monetary damages to the fullest extent permissible under California law. Article VI of our Bylaws requires that the Company, to the maximum extent permitted by California law, indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact such person is or was an agent of the Company. The term "agent" includes any person who (i) is or was a director, officer, employee or other agent of the Company, (ii) is or was serving at the request of the Company, as a director, officer, employee or agent of another business entity or (iii) was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

        The effect of these provisions in our Articles of Incorporation and Bylaws is to eliminate the rights of our Company and shareholders (through shareholder derivative suits on behalf of our Company) to recover monetary damages against a director except as limited by California law. These provisions do not limit or eliminate the rights of our Company or any shareholder to seek non-monetary relief. In any proceeding arising by reason of the fact a person is or was an agent of the Company, the agent will be indemnified if he or she acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the Company, unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for expenses as the court shall deem proper.

Item 25. Other Expenses of Issuance and Distribution.

        The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$880
Accounting fees and expenses	$35,000	*
Legal fees and expenses	$10,000	*
Printing and related expenses	$15,000	*
TOTAL	$60,880

*
Estimated.

Item 26. Recent Sales of Unregistered Securities.

        During the period from December, 2003 through February, 2004, the Company entered into subscription agreements with the investors in this Form SB-2 Registration Statement for the sale of an aggregate 64 units, each consisting of (i) 15,625 shares of Company common stock and (ii) a 10% unsecured convertible note, which is convertible into 11,364 shares of common stock, at $2.20 a share, and is payable as of December 31, 2006. The net proceeds received by the Company are $3,200,000. The Company relied upon an exemption from registration pursuant to Regulation D, promulgated under the Securities Act.

        During fiscal year 2003, the Company issued 95,878 shares of common stock to the Company's 401(k)/Employee Stock Ownership Plan. These shares were part of the Company's contribution to the employees for fiscal year 2003. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

        Over the past three years the Company has issued 243,000 stock options to its outside directors. Some of these stock options vest immediately and others vest over seven years. The exercise prices ranging from $1.18 per share to $2.30 per share. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

        Over the past three years the Company has issued 435,000 stock options to its officers. These stock options vest over three to four years at exercise prices ranging from $1.00 per share to $2.05 per share. The Company relied on Section 4(2) of the Securities Act, as a basis of exemption from registration.

Item 27. Exhibits.

        The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean SYS, a California corporation.

Exhibit No.	Description
2.1	Testmasters, Inc. Stock Purchase Agreement (filed previously)
3.1	Articles of Incorporation for SYS, as amended (filed previously)
3.2	Bylaws of SYS (filed previously)
4.1	Form of Subscription Agreement from the November 2001 Offering (filed previously)
4.2	Form of Convertible Note from the November 2001 Offering (filed previously)
5.1	Opinion of Luce, Forward, Hamilton & Scripps Regarding Legality and Consent (filed previously)
10.1	Employment Agreement with Linda Gagnon (filed previously)
10.2	GSA Contract No. GS-23F-9829H—Financial Management Services (filed previously)
10.3	GSA Contract No. GS-23F-0081L—Professional Engineering Services (filed previously)
10.4	GSA Contract No. GS-35F-5534H—Professional Information Technology Services (filed previously)
10.5	GSA Contract No. GS-35F-0155L—Testmasters, Inc. (filed previously)
21.1	List of all subsidiaries of SYS (filed previously)
23.1	Consent of Legal Counsel (see Exhibit 5.1) (filed previously)
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Independent Registered Certified Public Accountants
24.1	Power of Attorney (see page II-5)

Item 28. Undertakings.

        The undersigned registrant hereby undertakes to:

        (1)   File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

            (i)  Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

          (iii)  Include any additional or changed material information on the plan of distribution.

        (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

        (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (4)   For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

        (5)   For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on March 25, 2003.

Date: August 11, 2004
SYS
By:	/s/ CLIFTON L. COOKE, JR. Clifton L. Cooke, Jr., Chief Executive Officer
By:	/s/ EDWARD M. LAKE Edward M. Lake, Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Clifton L. Cooke, Jr. as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do them in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, shall do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ CLIFTON L. COOKE, JR. Clifton L. Cooke, Jr.	President, Chief Executive Officer and Director	August 11, 2004
/s/ EDWARD M. LAKE Edward M. Lake	Chief Financial Officer	August 11, 2004
/s/ MICHAEL W. FINK Michael W. Fink	Secretary	August 11, 2004
/s/ ROBERT A. BABBUSH Robert A. Babbush	Assistant Secretary	August 11, 2004

/s/ JOHN M. BURNS John M. Burns	Director	August 11, 2004
/s/ DAVID A. DERBY David A. Derby	Director	August 11, 2004
/s/ GENERAL AL GRAY, USMC (RET.) General Al Gray, USMC (Ret.)	Director	August 11, 2004
/s/ JOHN R. HICKS John R. Hicks	Director	August 11, 2004
/s/ THOMAS A. PAGE Thomas A. Page	Director	August 11, 2004
/s/ CHARLES E. VANDEVEER Charles E. Vandeveer	Director	August 11, 2004

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CALCULATION OF REGISTRATION FEE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers.
  Item 25. Other Expenses of Issuance and Distribution.
  Item 26. Recent Sales of Unregistered Securities.
  Item 27. Exhibits.
  Item 28. Undertakings.
SIGNATURES
POWER OF ATTORNEY